EXHIBIT 10.52

ZIONS BANCORPORATION

CHANGE IN CONTROL AGREEMENT

SENIOR EXECUTIVES (3X)

May 23, 2008

Dallas Haun

750 E. Warm Springs Road, 4th F1

Las Vegas, NV 89119

Dear Dallas:

Zions Bancorporation (the “Company”) considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. In connection with this, the Company’s Board of Directors (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that the uncertainty and questions that it may raise among management Could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

The Board has decided to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without the distraction arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Company or any of its affiliates (collectively, the “Company”), the Company hereby agrees that after this letter agreement (this “Agreement”) has been fully executed, you shall receive the severance benefits set forth in Section 5 of this Agreement in the event your employment with the Company is terminated under the circumstances described in Section 4 of this Agreement subsequent to a Change in Control (as defined in Section 2).

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2009; provided, however, that commencing on March 1, 2009 and on each March 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than March 1 of that preceding year, the Company shall have given notice that it does not wish to extend this Agreement; provided, further, that if a Change in Control (as defined in Section 2), occurs during the original or any extended term of this Agreement, the term of this Agreement shall continue in effect for a period of not less than thirty-six (36) months beyond the month in which such Change in Control occurred.

2. Change in Control. No benefits shall be payable or provided under Section 3, 4 or 5 of this Agreement unless there has been a Change in Control. For purposes of this Agreement, a Change in Control shall not be deemed to have occurred if the Board consisting of a majority of Continuing Directors as defined in Section (b) determines that, in their reasonable judgment, a change in control has not occurred. Without such a determination, a change in control will be deemed to have occurred if:

(a) any Person (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (“Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following shall not constitute a Change in Control: (i) any acquisition by the Company or any corporation controlled by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iii) any acquisition by a Person of 20% of the Outstanding Company Voting Securities as a result of an acquisition of common stock of the Company by the Company which, by reducing the number of shares of common stock of the Company outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Outstanding Company Voting Securities; provided, however, that if a Person shall become the beneficial owner of 20% or more of the Outstanding Company Voting Securities by reason of a share acquisition by the Company as described above and shall, after such share acquisition by the Company, become the beneficial owner of any additional shares of common stock of the Company, then such acquisition shall constitute a Change in Control;

(b) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with Company to effect a transaction described in Sections 2(b), (d), (e) or (f)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (hereinafter referred to as “Continuing Directors”), cease for any reason to constitute at least a majority thereof;

(c) the consummation by the Company of a merger or consolidation of Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 20% of the Outstanding Company Voting Securities shall not constitute a Change in Control;

(d) the stockholders of the Company approve a plan of complete liquidation of the Company; or

(e) the consummation of an agreement (or agreements) providing for the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent 50% or more of the combined voting power of the acquiring entity outstanding immediately after such sale or disposition.

3. Accelerated Vesting Upon a Change in Control.

(a) All outstanding options, if any, granted to you by the Board (“Options”) under any of the Company’s stock option plans, incentive plans, or other similar plans (or options substituted therefore covering the stock of a successor corporation) shall become fully vested and exercisable immediately prior to the Change in Control as to all shares of stock covered thereby, and the restricted period with respect to any restricted stock or any other equity award granted to you thereunder shall lapse and such shares shall be distributed to you immediately prior to the Change in Control.

(b) all unpaid Senior Management Value Sharing Awards will be payable at the higher of their target value as established by the Executive Compensation Committee of the Board (the “Committee”) or their value calculated under the terms of the Value Sharing Plan based on the average annual growth in Earnings per Share and the average Tangible Return on Equity from the inception of each Plan Period through the fiscal quarter ending prior to the effective date of the Change of Control. Any such payments will be pro-rated based on multiplying them times a fraction, the numerator of which is the number of quarters completed in the performance cycle and the denominator of which is the original number of quarters in the performance cycle called for in the plan. The payments described in this Section 3(b) shall be paid in a single lump sum within 30 days following the Change in Control (with the actual payment date during such 30-day period to be determined in the Company’s sole discretion).

4. Termination of Employment Following a Change in Control.

(a) General. During the term of this Agreement, if any of the events described in Section 2 constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 5(c) upon the subsequent termination of your employment, provided that such termination occurs during the term of this Agreement and within the two (2) year period immediately following the date of such Change in Control, unless such termination is (i) because of your death or Disability (as defined in Section 4(b)), (ii) by the Company for Cause (as defined in Section 4(c)), or (iii) by you other than for Good Reason (as defined in Section 4(d). In the event that you are entitled to such benefits, such benefits shall be paid notwithstanding the subsequent expiration of the term of this Agreement.

(b) Disability. Your employment may be terminated for “Disability,” as that term is defined in ¶ 3(a) of the July 20, 2007 Employment Agreement entered into between you and the Company (“Employment Agreement”).

(c) Cause. Your employment may be terminated for “Cause,” as that term is defined in defined in ¶ 3(b) of the Employment Agreement.

(d) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence after a Change in Control of any of the following circumstances unless (except in the case of Sections 4(d)(iv)), such circumstances are fully corrected (provided such circumstances are capable of correction) prior to the Date of Termination (as defined in Section 4(f)) specified in the Notice of Termination given in respect thereof:

(i) the assignment to you of any duties materially inconsistent with the position in the Company that you held immediately prior to the Change in Control, a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to such Change in Control, or any other action by the Company that results in a material diminution in your position, authority, duties or responsibilities;

(ii) the Company’s reduction by more than 10% of your annual total compensation as in effect on the date hereof or as the same may be increased from time to time;

(iii) the relocation of the Company’s offices at which you are principally employed immediately prior to the date of the Change in Control (your “Principal Location”) which results in the one-way commuting distance for you increasing by more than thirty (30) miles from such location, or the Company’s requiring you, without your written consent, to be based anywhere other than your Principal Location, except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations;

(iv) the Company’s failure to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty (30) days after the date such compensation is due;

(v) the Company’s failure to continue in effect any material compensation or benefit plan in which you participate immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Company’s failure to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control; or

(vi) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4(e) hereof (and, if applicable, the requirements of Section 4(c) hereof), which purported termination shall not be effective for purposes of this Agreement.

Notwithstanding the foregoing, if you do not provide the Company with written notice of the occurrence of an act or circumstance of a type described above in this Section 4 within sixty (60) days of your having knowledge thereof occurrence of a type described above in this Section 4, such act or occurrence shall no longer constitute a basis for an event of termination for “Good

Reason”. Your right to terminate your employment pursuant to this Section 4(d) shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(e) Notice of Termination. Any purported termination of your employment by the Company or by you (other than termination due to death which shall terminate your employment automatically) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7. “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(f) Date of Termination, Etc. “Date of Termination” shall mean (a) if your employment is terminated due to your death, the date of your death; (b) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30)-day period), and (c) if your employment is terminated pursuant to Section 4(c), Section 4(d) or Section 4(e) or for any other reason (other than death or Disability), the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days from the date such Notice of Termination is given).

5. Compensation Upon Termination or During Disability Following A Change in Control. Following a Change in Control during the term of this Agreement, you shall be entitled to the benefits described below during a period of disability, or upon termination of your employment, as the case may be, provided that such period or termination occurs during the term of this Agreement and within the two (2) year period immediately following the date of such Change in Control. The benefits to which you are entitled, subject to the terms and conditions of this Agreement, are:

(a) During any period during which you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Company’s disability plan or program or other similar plan during such period, until this Agreement is terminated pursuant to Section 4(b) hereof. Thereafter, or in the event your employment is terminated by reason of your death, your benefits shall be determined under the Company’s retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

(b) If your employment shall be terminated (i) by the Company for Cause or (ii) by you other than for Good Reason, the Company shall pay you (1) your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, (2) the unpaid portion, if any, of any annual bonus for any prior year, and (3) all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

(c) If your employment by the Company shall be terminated by you for Good Reason or by the Company other than for Cause or Disability, then you shall be entitled to the benefits provided below:

(i) the Company shall pay to you (1) your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, at the time specified in Section 5(e), (2) the unpaid portion, if any, of any annual bonus, plus an amount equal to your targeted annual bonus, pro rated from January 1 of the termination year through the Date of Termination, and (3) all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due;

(ii) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you, at the time specified in Section 5(e), a lump sum severance payment equal to the sum of three (3) times your annual base salary as in effect as of the Date of Termination or immediately prior to the Change in Control, whichever is greater, and three (3) times your targeted annual bonus as in effect as of the Date of Termination or the average annual bonus awarded to you (without reduction by reason of any arrangement to defer payment of such bonus) with respect to the three (3) years immediately prior to the Change in Control, whichever is greater;

(iii) for a period of three (3) years following the Date of Termination, the Company shall continue to provide you and your eligible family members, based on the cost sharing arrangement between you and the Company on the date of the Change in Control, with medical and dental health benefits at least equal to those which would have been provided to you and them if your employment had not been terminated or, if more favorable to you, as in effect generally at any time thereafter, provided, however, that if you become re-employed with another employer and are eligible to receive medical and dental health benefits under another employer’s plans, the Company’s obligations under this Section 5(c)(iii) shall be reduced to the extent comparable benefits are actually received by you, and any such benefits actually received by you shall be reported to the Company. In the event you are ineligible under the terms of such benefit plans or programs to continue to be so covered, in such event, the Company shall provide you with substantially equivalent coverage through other sources or will provide you with quarterly payments (on the first business day of each calendar quarter, in advance) in such amounts that, after all taxes on such amounts, shall be equal to the cost to you of providing yourself such benefit coverage. At the termination of the benefits coverage under the second preceding sentence, you, your spouse and your dependents shall be entitled to continuation coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if you had terminated employment with the Company on the date such benefits coverage terminates. The lump sum shall be determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Code on the Date of Termination. In each case, (other than a benefit plan providing for reimbursement of expenses referred to in Section 105(b) of the Code relating to amounts expended for medical care), the amount of benefits and payments to be provided under this clause (iii) during a calendar year shall not affect the amount of benefits and payments to be provided in any other taxable year and any such benefits and payments shall not be subject to liquidation or exchange for another benefit;

(iv) for a period of two (2) years following the Date of Termination, the Company shall, at its sole expense as incurred, provide you with outplacement services, the scope and provider of which shall be selected by you in your sole discretion, at an aggregate cost to the Company not to exceed twenty five percent (25%) of your annual base salary as in effect as of the Date of Termination or immediately prior to the Change in Control, whichever is greater. Except as otherwise expressly provided herein, to the extent any expense reimbursement under this clause (iv) is determined to be subject to Section 409A (as defined below), the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit;

(v) you shall be fully vested in your accrued benefits under any qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plans maintained by the Company for your benefit, except to the extent that the acceleration of vesting of such benefits would violate any applicable law or require the Company to accelerate the vesting of the accrued benefits of all participants in such plan or plans, in which case the Company may elect to pay you a lump sum payment at the time specified in Section 5(e) in an amount equal to the value of such unvested accrued benefits in lieu of accelerating the vesting of your benefits. In addition, the Company shall pay to you an amount equal to the amount the Company would have contributed to your account under the Company’s 401(k) plan as a matching contribution had you remained employed by the Company for three (3) years after your Date of Termination and had you made the maximum elected deferral contributions. The matching contributions described in the immediately preceding sentence shall be paid in a single lump sum within 30 days following the Date of Termination (with the actual payment date during such 30-day period to be determined in the Company’s sole discretion);

(vi) (1) anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution to you or for your benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code by reason of being “contingent on a change in the ownership or control” of the Company, within the meaning of Section 280G of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then your total payment or distribution will be reduced to such extent as required to not trigger the excise tax. The determination of which payments or benefits to reduce to comply with this provision will be made by you.

(2) for the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the accountants such Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax.

6. Successors; Binding Agreement.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to terminate your employment and receive compensation from the Company in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.

(b) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

7. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8. Confidentiality, Non-Competition and Non-Solicitation Covenants.

(a) Confidentiality. You hereby agree that you shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below).

You agree that, upon termination of your employment with the Company, all Confidential Information in your possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by you or furnished to any third party, in any form except as provided herein; provided, however, that you shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to you, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) is lawfully disclosed to you by a third party. As used in this Agreement, the term “Confidential Information” means: information disclosed to you or known by you as a consequence of or through your relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company.

(b) Non-Compete. You hereby agree that, for the period commencing on the Date of Termination and terminating on the first anniversary thereof, you shall:

(i) not, directly or indirectly (whether as principal, agent, independent contractor, consultant, employee or otherwise), own, manage, operate, join, control or otherwise carry on, participate in the ownership, management, operation or control of, provide services to, or be engaged in or concerned with, any business competitive with that of the Company or any of its affiliates, which business is located within, or does business within, 50 miles of your primary work location at the time of termination of your employment (for purposes of the foregoing, any business competitive with the Company or any of its affiliates shall include any organizational activities with respect to a business that would be so competitive once such business is organized and operating and shall include, but not be limited to, a bank, a savings and loan, a credit union, a broker-dealer or an entity providing investment advisory services) (a “Competing Business”), provided that you shall not be prohibited from owning passively less than 5% of a Competing Business;

(ii) inform any person which seeks to engage your services that you are bound by this Section 8(b) and the other terms of this Agreement.

(c) Non-Solicitation. You hereby agree that, for the period commencing on the Date of Termination and terminating on the first anniversary thereof, you shall not, either on your own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 8(c).

(d) Survival. Any termination of your employment or of this Agreement (or breach of this Agreement by you or the Company) shall have no effect on the continuing operation of this Section 8.

(e) Validity. The parties hereto acknowledge that the potential restrictions on your future employment imposed by this Section 8 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, you and the Company hereby agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(f) Consideration. The parties acknowledge that this Agreement would not have been entered into and the benefits described in Sections 3 and 5 would not have been promised in the absence of your promises under this Section 8.

9. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed on a non-exclusive basis by the laws of the State of Utah without giving effect to its conflicts of laws rules.

10. Joint and Several Liability. Any successors or assigns shall be jointly and severally liable with the Company under this Agreement.

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. Any obligations of the Company under Sections 5 and 6 shall survive the expiration of the term of this Agreement. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

Notwithstanding anything to be contrary contained in Section 1 or this Section 11, the Company may amend, supplement or terminate the Agreement at any time by giving you at least seven calendar days prior written notice of amendment, supplementation or termination; provided, however, that the Company may amend, supplement or terminate this Agreement under this Section 11 only if,

(a) (i) the Board or Compensation Committee of the Board has determined generally to amend or supplement the terms and conditions of outstanding change in control agreements or generally to terminate outstanding change in control agreements and replace them with new, modified change in control agreements, and (ii) concurrently with the amendment, supplementation or termination of this Agreement the Company provides you with an executed amendment or supplement or new change in control agreement containing terms and conditions substantially the same as those contained in the general amendments, supplements or new agreements (it being understood that the multiples contained in Section 5(c) of this Agreement and the terms of years contained in Sections 4, 5 or 8 of this Agreement will remain the same in the amendment, supplement or new agreement provided to you); and

(b) (i) a Change in Control has not occurred prior to the effective date of the amendment, supplementation or termination of this Agreement and (ii) the Company is not then or at such effective date, or within three months of such effective date does not become, a party to a definitive agreement providing for transactions which, if consummated, would constitute a Change in Control.

12. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14. Legal Fees. In addition to all other amounts payable to you under this Agreement, the Company shall pay to you all reasonable legal fees and expenses incurred by you in connection with any Dispute arising out of or relating to this Agreement or the interpretation thereof (including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment or in seeking to obtain or enforce any right or benefit provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder), regardless of the outcome of such proceeding; provided, however, that in the event you commence such action, you shall not be entitled to recover such fees and costs if the court determines that you brought the claim in bad faith or the claim was frivolous.

15. Effectiveness; Entire Agreement. This Agreement shall become effective only upon our receipt from you prior to June 30, 2008 of a copy of this Agreement executed by you and the Company. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance agreements, is hereby terminated and cancelled. Any of your rights hereunder are supplementary and shall be in addition to any rights you may otherwise have under benefit plans or agreements of the Company to which you are a party or in which you are a participant, including, but not limited to any rights you have under the Employment Agreement (including but not limited to compensation rights under §4(a) of the Employment Agreement), any Company sponsored employee benefit plans and stock options plans. Provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements including under the Employment Agreement. Any conflicts between the terms of this Agreement and the terms of the Employment Agreement shall be resolved by providing you, in your sole discretion, the option to elect under which agreement benefits are to be provided.

16. Section 409A. Notwithstanding anything to the contrary in this Agreement or elsewhere, if you are a “specified employee” as determined pursuant to Section 409A of the Code (“Section 409A”) as of the date of your “separation from service” (within the meaning of Final Treasury Regulation 1.409A-1 (h)) and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting you to “additional tax”, interest or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following your “separation from service” shall be paid or provided to you in a cash lump-sum, with interest at LIBOR, on the first business day of the seventh calendar month following the month in which your “separation from service” occurs. In addition, any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to you upon a “separation from service”.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which shall then constitute our agreement on this subject.

Sincerely,

ZIONS BANCORPORATION

By:	/s/ Harris H. Simmons

Its:	Chmn, Pres & CEO

Agreed to this 4 day
of Feb, 2009

/s/ Dallas Haun
Dallas Haun